    As filed with the Securities and Exchange Commission on December 4, 2001
                                                Registration No. [             ]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                                 ---------------

                            NOVASTAR FINANCIAL, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)

                             1901 West 47th Place, Suite 105
        Maryland                    Westwood, KS 66205                     74-2830661
(State of Incorporation)  (Address of Principal Executive Offices)  (IRS Employer I.D. Number)

                                Scott F. Hartman
                Chairman of the Board and Chief Executive Officer
                            NOVASTAR FINANCIAL, INC.
                         1901 West 47th Place, Suite 105
                               Westwood, KS 66205
                                 (913) 362-1090
                     (Name and Address of Agent for Service)

                                    Copy to:

              W. Lance Anderson               Phillip R. Pollock, Esq.
    President and Chief Operating Officer          TOBIN & TOBIN
           NOVASTAR FINANCIAL, INC.        500 Sansome Street, 8th Floor
       1901 West 47th Place, Suite 105        San Francisco, CA 94111
              Westwood, KS 66205                   (415) 433-1400
                (913) 362-1090

                               ------------------

     Approximate Date of Commencement of Proposed Sale to the Public: At any time and from time to time after the effective date of this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]__________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check box: [X]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================

                                                                         Proposed
                                                                          Maximum     Proposed Maximum
                                                          Amount         Aggregate       Aggregate        Amount of
              Title of Each Class of                       to be           Price          Offering      Registration
            Securities to be Registered                Registered(1)    Per Share(2)     Price(1)(2)        Fee(3)
----------------------------------------------------------------------------------------------------------------------
Preferred Stock, $.01 per value per share(4)........
Preferred Stock Warrants(4).........................
Common Stock, $.01 per value per share(4)(5)........   $100,000,000                     $100,000,000       $23,900
Common Stock Warrants(4)(5).........................
Shareholders Rights.................................
----------------------------------------------------------------------------------------------------------------------
         Total......................................   $100,000,000                     $100,000,000       $23,900
======================================================================================================================

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement exceed $100,000,000.00. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(4) Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of preferred stock and common stock as may be sold, from time to time, by the registrant, or as may be issued pursuant to the conversion of preferred stock or the exercise of warrants or shareholder rights.
(5) The aggregate amount of common stock registered hereunder is limited, solely for purposes of any at the market offering, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933, as amended.

                               ------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

================================================================================

********************************************************************************
*  This Preliminary Official Statement and the information contained herein    *
*  are subject to completion or amendment. These securities may not be sold    *
*  nor may offers to buy be accepted prior to the time the Official Statement  *
*  is delivered in final form. Under no circumstances shall this Preliminary   *
*  Official Statement constitute an offer to sell or the solicitation of an    *
*  offer to buy nor shall there be any sale of these securities in any         *
*  jurisdiction in which such offer, solicitation or sale would be unlawful    *
*  prior to registration or qualification under the securities laws of any     *
*  such jurisdiction.                                                          *
********************************************************************************

             PRELIMINARY PROSPECTUS SUPPLEMENT DATED [      ], 2001

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 4, 2001)

                                  [    ] Shares

                            NovaStar Financial, Inc.

                                  Common Stock

                              --------------------

     We are offering [    ] shares of our common stock, par value $0.01 per
share at a price of $[ ] per share. We will receive all of the net proceeds from the sale of such common stock. Our common stock is listed on the New York Stock Exchange under the symbol NFI. The last reported sale price of our common stock on [ ], 2001 was $[ ] per share.

                              --------------------

                  Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page S-6.

                              --------------------


                                                      Per Share        Total
                                                    ------------   ------------
Public offering price ...........................       $  __          $  __
Underwriting discounts ..........................       $  __          $  __
Proceeds, before expenses, to us ................       $  __          $  __

     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

     We have granted an option for an additional [   _] shares of our common
stock at the public offering price, less the underwriting discounts to the underwriters, solely to cover the over-allotments, if any.

     We expect that the common stock will be ready for delivery on or about
[      ], 2001.


                          [Names of Lead Underwriters]

                                 [      ], 2001

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT


Forward-Looking Statements and Notice About Information Presented.......
NovaStar Financial, Inc. ...............................................
Recent Developments.....................................................
Use of Proceeds.........................................................
Risk Factors............................................................
Capitalization..........................................................
Federal Income Tax Considerations.......................................
Underwriting............................................................
Legal Matters...........................................................

                              --------------------

                                   PROSPECTUS

About this Prospectus ..................................................    i
Private Securities Litigation Reform Act of 1995........................    i
About NovaStar Financial, Inc. .........................................    1
Use of Proceeds ........................................................    1
Description of Securities ..............................................    2
Federal Income Tax Considerations ......................................    9
Plan of Distribution ...................................................   19
Legal Matters ..........................................................   21
Experts ................................................................   21
Where You Can Find More Information ....................................   22
Incorporation by Reference .............................................   22

                              --------------------

        FORWARD-LOOKING STATEMENTS AND NOTICE ABOUT INFORMATION PRESENTED

     This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements. When used, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, changes in interest rates on our mortgage assets and borrowings, changes in prepayment rates on our mortgage assets, general economic conditions, particularly as they affect the price of mortgage assets and the credit status of borrowers, and the level of liquidity in the capital markets, as it affects our ability to finance our mortgage asset portfolio.

     Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission or SEC, including Forms 10-Q and 10-K.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus supplement and the accompanying prospectus might not occur.

     You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

                            NOVASTAR FINANCIAL, INC.

     We are a specialty finance company that carries out our business strategies through three separate but inter-related units--mortgage lending, portfolio management and branch operations.

Mortgage Lending

     Our subsidiary NovaStar Mortgage originates non-conforming, single family, residential mortgage loans. NovaStar Mortgage has developed a nationwide network of wholesale loan brokers and mortgage lenders who submit mortgage loans to NovaStar Mortgage. Except for NovaStar Home Mortgage brokers described below, these brokers and mortgage lenders are independent from any of the NovaStar entities. NovaStar Mortgage underwrites these mortgage loans and funds approved mortgage loans through the use of its Internet Underwriter(R), or IU, a web-based underwriting system used by selected customers for non-conforming residential mortgage loans. During 2000, NovaStar Mortgage originated $719.3 million in non-conforming mortgage loans. During the nine months ended September 30, 2001, NovaStar Mortgage originated $961.3 million in non-conforming mortgage loans. NovaStar Mortgage sells its whole loans to investors, including NovaStar Financial, and through securitization transactions.

     NovaStar considers "non-conforming" borrowers to be individuals who have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. These borrowers also include individuals who, due to self-employment or other circumstances, have difficulty verifying their income. These types of borrowers are generally willing to pay higher mortgage loan origination fees and interest rates than those charged by conventional lending sources. Because these borrowers typically use the proceeds of the mortgage loans to consolidate and refinance debt and to finance home improvements, education and other consumer needs, loan volume is less dependent on general levels of interest rates or home sales and therefore less cyclical than conventional mortgage lending.

Portfolio Management

     Our portfolio management business is conducted at NovaStar Financial. We manage a long-term mortgage asset portfolio in a tax-advantaged real estate investment trust structure. Our portfolio consists of mortgage loans we acquire primarily from NovaStar Mortgage and mortgage securities we acquire from the securitization transactions of NovaStar Mortgage. We generally intend to hold our mortgage assets to maturity. Our mortgage loan purchases are financed primarily through long-term financing provided by issuing long-term structured debt securities. Our mortgage securities are generally financed with repurchase agreements and other short-term debt facilities. We have adopted policies to mitigate the credit risk, interest rate risk and prepayment risk to which our mortgage asset portfolio is exposed. Earnings are generated from spread income on the mortgage loan and securities portfolio and from gains on sales of loans sold outright for cash or in securitization transactions. As of September 30, 2001, we managed mortgage loans totaling $365.1 million, of which $253.1 million are categorized as held-to-maturity and the remainder are available for sale or securitization. Mortgage securities with an aggregate carrying value of $71.6 million were in our portfolio as of September 30, 2001.

     NovaStar Mortgage services $1.7 billion of mortgage loans as of September 30, 2001.

Branch Operations

     The third component in our business structure is our mortgage brokerage unit. NovaStar Home Mortgage, Inc. is a licensed mortgage broker with 105 branch offices located in 36 states at September 30, 2001. Each branch office is opened with a local retail mortgage broker acting as branch manager. The branch manager and his or her staff become employees of NovaStar Home Mortgage and operate under a strict set of policies established by NovaStar Home Mortgage. Loans are brokered to any investor/originator approved by NovaStar Home Mortgage, including NovaStar Mortgage. Fee income generated by the branch office is used to compensate the branch manager and staff and to pay a management fee to NovaStar Home Mortgage for providing administrative functions, including accounting, human resources, license/registration and loan investor management. We also benefit from any fee or other income that may be derived by NovaStar Mortgage in connection with loans brokered to us by the branch offices.

     We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As a result, our earnings are generally not subject to federal income tax to the extent that we distribute our earnings to stockholders and maintain our qualification as a REIT. We believe the REIT structure is one of the most desirable for owning mortgage loans and mortgage securities due to the elimination of corporate-level income taxation. We are self-advised and self-managed. We have neither an outside advisor to provide portfolio investment advice nor an outside manager to take care of the day-to- day administration of our business operations. We believe that this is a structure that distinguishes us from many other mortgage REITs.

     NovaStar Financial, Inc., was incorporated in the State of Maryland on September 13, 1996 and began operations in December 1996. Our principal executive offices are located at 1901 West 47th Place, Suite 105, Westwood, Kansas 66205. Our telephone number is (913) 514-3500.

                               RECENT DEVELOPMENTS

                                   [RESERVED]

                                 USE OF PROCEEDS

     The net proceeds to be received by us from the sale of the [    ] shares of
common stock in this offering are estimated to be approximately $[    ] after
deducting underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds, together with borrowings, to purchase mortgage loans. Pending use of the proceeds to purchase such mortgage loans, the net proceeds will be used to reduce borrowings. We intend to increase our investment in mortgage loans by borrowing against existing mortgage loans and using the proceeds to acquire additional mortgage loans. Our borrowings are secured by mortgage loans owned by us.

                                  RISK FACTORS

     See the risk factors beginning on page 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is incorporated by reference, for a discussion of certain factors that should be considered by prospective purchasers of shares of our common stock.

     The risk factors set forth in the Form 10-K incorporated by reference herein address the following risks, among others:

 .    Our dependence upon borrowings can result in significant liquidity constraints. Our profitability is dependent upon our ability to borrow money on favorable terms. In October 1998, the subprime mortgage loan market faced a liquidity crisis with respect to the availability of short-term borrowings from major lenders and long-term borrowings through securitization. We faced significant liquidity constraints.

 .    We have a limited operating history and incurred significant net losses in
     1999 and 1998. We have not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions. Historical operating performance may be of limited relevance in predicting future performance. We incurred significant net losses in 1999 and 1998.

 .    We depend on key personnel for successful operations. Our operations and those of NovaStar Mortgage depend heavily upon the contributions of Scott Hartman and Lance Anderson, both of whom would be difficult to replace. The loss of either of these individuals could have a material adverse effect upon our businesses and results of operations.

 .    Should we fail to maintain REIT status, we would be subject to tax as a regular corporation. If we fail to maintain our qualification as a REIT, we would be subject to federal income tax as a regular corporation. We intend to conduct our business at all times in a manner consistent with the REIT provisions of the Code.

 .    Changes in interest rates may adversely affect results of operations. Our results of operations are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire mortgage loans in expected volumes necessary to support our fixed overhead expense levels.

 .    Intense competition in the non-conforming mortgage loan industry may result in reduced net income or in revised underwriting standards which would adversely affect operations. We face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and other mortgage REITs. Any increase in the competition among lenders to originate or purchase non-conforming mortgage loans may result in either reduced interest income on such mortgage loans compared to present levels or revised underwriting standards permitting higher loan- to-value ratios on properties securing non-conforming mortgage loans.

 .    Loans made to non-conforming mortgage borrowers entail higher delinquency and loss rates. Lenders in the non-conforming mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Mortgage loans made to non-conforming mortgage loan borrowers generally entail a higher risk of delinquency and foreclosure than mortgage loans made to borrowers with better credit and may result in higher levels of realized losses. Any failure by us to adequately address the risks of non-conforming lending would have a material adverse impact on our results of operations, financial condition and business prospects.

 .    Historical mortgage loan performance data inhibits prediction of future results. We use historical mortgage loan performance data to estimate the level of allowances for credit losses on our mortgage loan portfolio. The delinquency, foreclosure and loss experience of the mortgage loans to date may not be indicative of future results. Actual experience that is different from our estimates may have a material adverse impact on our results of operations and financial results.

 .    Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may materially adversely impact our lending operations. We are currently dependent upon a few lenders to provide the primary credit facilities for funding of our mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could have a material adverse effect on our lending operations and our overall performance.

 .    Interest rate fluctuations may result in a decrease in net interest income.
     Interest rate fluctuations may affect our earnings as a result of potential changes in the spread between the interest rates on our borrowings and the interest rates on our mortgage assets. In addition, mortgage prepayment rates vary depending on such factors as mortgage interest rates and market conditions. Changes in anticipated prepayment rates may adversely affect our earnings.

 .    Failure to hedge effectively against interest rate changes may adversely affect results of operations. Asset/liability management hedging strategies involve risk and may not be effective in reducing our exposure to interest rate changes. Moreover, compliance with the REIT provisions of the Code may prevent us from effectively implementing the strategies that we determine, absent such compliance, would best insulate us from the risks associated with changing interest rates.

 .    We face loss exposure due to the underlying real estate. A substantial portion of our mortgage assets consists of (1) single family mortgage loans or (2) mortgage securities evidencing interests in single family mortgage loans. We will be subject to the risk of loss on such mortgage assets arising from borrower defaults to the extent not covered by third- party credit enhancement.

 .    Market factors may limit our ability to acquire mortgage assets at yields which are favorable relative to borrowing costs. Despite management's experience in the acquisition of mortgage assets and its relationships with various mortgage suppliers, there can be no assurance that we will be able to acquire sufficient mortgage assets from mortgage suppliers at spreads above our cost of funds.

 .    Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and warrants to receive a premium for their securities. In order for us to meet the requirements for qualification as a REIT, our charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.8% of the outstanding shares. This restriction may inhibit market activity and the resulting opportunity for the holders of our common stock to receive a premium for their stock that might otherwise exist in the absence of such restrictions.

 .    There is no assurance of an active public trading market. There is no assurance that an active public trading market for the common stock will be sustained. Our common stock's trading volume is relatively low compared to many other securities listed on the New York Stock Exchange. Our warrants trade through market makers, using the NASD's bulletin board service. Shares of our outstanding preferred stock are available for trading by qualified institutional buyers as defined in Rule 144A through the PORTAL market. There can be no assurance as to the development or liquidity of a market for these securities. The transferability of both our warrants and our preferred stock may be extremely limited.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization at September 30, 2001 and as adjusted to give effect to the issuance of [ ] shares of our common stock offered hereby and the application of the estimated net proceeds therefrom.

                                 [INSERT TABLE]

                          FEDERAL INCOME CONSIDERATIONS

     The discussion set forth under the same heading in the prospectus summarizes the material federal income tax consequences that may be relevant to a prospective purchaser of securities. Jeffers, Shaff & Falk, LLP, tax and ERISA counsel to NovaStar Financial, has updated its opinion referred to in that discussion. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable
year ended December 31, 1996 through [      ], the date of the
[audited/unaudited] balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the
balance of [    ] and in subsequent years. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of operations have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

                                  UNDERWRITING

     [Names of lead underwriters] are acting as representatives of the underwriters. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us the number of shares set forth opposite its name below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to approval of certain legal maters by counsel and to certain other conditions. The underwriters are obligated to take and pay for all shares of our common stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

                                 [INSERT TABLE]

     The following table shows the per share and total underwriting discount we will pay to the underwriters. Such amounts are shown assuming both no exercise
and full exercise of the underwriters' option to purchase [    ] additional
shares of our common stock.

                                 [INSERT TABLE]

     Each of our officers and directors has agreed with the representatives, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned by the holders, without the prior written consent of the representatives. However, the representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

     The underwriters propose to offer our common stock directly to the public at $[ ] per share and to certain dealers at such price less a concession not in excess of $[ ] per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $[ ] per share to certain dealers.

     We expect to incur expenses of approximately $[    ] in connection with
this offering.

     We have granted the underwriters an option exercisable for 30 days after
the date of this prospectus supplement to purchase up to [    ] additional
shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of such shares covered thereby.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

     In connection with this offering, the underwriters are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in
connection with the offering, i.e., if they sell more than [    ] shares of
common stock, the underwriters may reduce that short position by purchasing our common stock in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The representatives or their affiliates have provided, and may in the future provide us with investment banking, financial advisory, or commercial banking services, for which they have received and may receive customary compensation.

                                  LEGAL MATTERS

     Certain legal matters relating to the common stock will be passed on for us by Tobin & Tobin, a professional corporation, San Francisco, California. Legal matters relating to our tax status as a REIT will be passed on by Jeffers, Shaff & Falk, LLP, Irvine, California. Certain legal matters will be passed upon for
the underwriters by [      ].

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS December 4, 2001

                                  $100,000,000

                            NovaStar Financial, Inc.

                    Common Stock, Preferred Stock, Warrants,
                       and Shareholder Rights to Purchase
                        Common Stock and Preferred Stock

                            -----------------------

     By this prospectus, we may offer, from time to time, securities consisting of:

     .    shares of our common stock

     .    shares of our preferred stock

     .    any warrants to purchase our common stock or preferred stock

     . rights to purchase our common stock or preferred stock issued to our shareholders

     .    any combination of the foregoing

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

     This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

     The New York Stock Exchange lists our common stock under the symbol "NFI."

     To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representations to the contrary is a criminal offense.



                 The date of this prospectus is December 4, 2001

                                TABLE OF CONTENTS

About this Prospectus ..................................................   i
Private Securities Litigation Reform Act of 1995 .......................   i
About NovaStar Financial, Inc. .........................................   1
Use of Proceeds ........................................................   1
Description of Securities ..............................................   2
Federal Income Tax Considerations ......................................   9
Plan of Distribution ...................................................   19
Legal Matters ..........................................................   21
Experts ................................................................   21
Where You Can Find More Information ....................................   22
Incorporation by Reference .............................................   22

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, we may offer and sell any combination of the securities covered by this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information you may need to make your investment decision.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         This prospectus and the documents incorporated by reference herein contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         Important factors that may impact our actual results include changes in interest rates, changes in the yield curve, changes in prepayment rates, the supply of mortgage loans and mortgage securities, our ability to obtain financing, the terms of any financing and other factors described in this prospectus.

                         ABOUT NOVASTAR FINANCIAL, INC.

     We were incorporated in the State of Maryland on September 13, 1996. We have elected to be a REIT for federal income tax purposes. As a result of our REIT status, we are permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends.

     NFI Holding, Inc., our wholly-owned subsidiary, was incorporated in the State of Delaware on February 6, 1997. NFI Holding owns NovaStar Mortgage, Inc. and NovaStar Home Mortgage, Inc NovaStar Mortgage was incorporated in the State of Virginia on May 16, 1996, though substantial operations did not commence until January 1997. NovaStar Home Mortgage was incorporated in the State of Delaware on May 25, 1998, though substantial operations did not commence until December 1999. Other consolidated subsidiaries are described in our annual report on Form 10-K which is incorporated by reference.

     NovaStar Mortgage primarily originates non-conforming single-family, residential mortgage loans. NovaStar Home Mortgage provides administrative services to a select group of brokers throughout the United States. NovaStar Financial manages a portfolio consisting of mortgage loans acquired primarily from NovaStar Mortgage and mortgage securities retained in securitization transactions. NovaStar Mortgage sells mortgage loans to NovaStar Financial as well as to unrelated third parties for cash or in securitization transactions in the open market. NovaStar Mortgage also services mortgage loans.

     We are self-advised and self-managed. Our management oversees our day-to-day operations, subject to supervision by our Board of Directors. Our management team has considerable expertise in the origination, acquisition and management of mortgage loans and securities and asset/liability management. Our principal executive offices are at 1901 W. 47th Place, Suite 105, Westwood, Kansas 66205. Our telephone number is (913) 514- 3500.

                                 USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the securities for acquisition of mortgage assets and general corporate purposes. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short-term or adjustable-rate indebtedness. If we intend to use the net proceeds from a sale of securities to finance a significant acquisition of a business, a related prospectus supplement will describe the material terms of such acquisition.

                            DESCRIPTION OF SECURITIES

General

     The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable Maryland law and to the provisions of our Charter and Bylaws, including any applicable amendments or supplements thereto, copies of which are on file with the Commission as described under "Available Information" and are incorporated by reference herein.

     We may offer under this prospectus one or more of the following types of securities: shares of common stock, par value $0.01 per share; shares of preferred stock, in one or more classes or series; common stock warrants; preferred stock warrants; shareholder rights; and any combination of the foregoing, either individually or as units consisting of one or more of the foregoing types of securities. The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

     Our current authorized equity capitalization consists of 50 million shares which may be comprised of common stock and preferred stock. The common stock is listed on the New York Stock Exchange, and we intend to so list any additional shares of our common stock which are issued and sold hereunder. The only currently issued, authorized and outstanding preferred stock consists of 4,285,714 shares of Class B 7% Cumulative Convertible Preferred Stock (the "Class B Preferred Stock"), which is not listed on any exchange. We may elect to list any future class or series of our securities issued hereunder on an exchange, but we are not obligated to do so.

     Holders of shares of Class B Preferred Stock have the right to convert all or a portion of such shares into shares of common stock. The shares of Class B Preferred Stock may be redeemed, in whole or in part, at our option, after March 31, 2002 at a redemption price equal to $7.00 per share, plus all accumulated, accrued and unpaid dividends, if any. The call date specified in the notice of redemption may not be less than 30 nor more than 60 days after the date we send the notice of redemption. The right to convert to common stock shall terminate on the call date fixed for redemption.

     We have outstanding warrants to purchase common stock issued pursuant to warrant agreements, copies of which are filed with the SEC. The warrants consist of 350,000 warrants expiring February 12, 2002 issued with an exercise price of $6.9375 and 812,731 warrants expiring on October 13, 2003 issued with an exercise price of $4.5625.

Dividends

     We generally intend to distribute substantially all of our taxable income each year to our stockholders so as to comply with the REIT provisions of the Code. Taxable income does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles. We generally intend to make dividend distributions quarterly. We intend to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the first regular quarterly dividend payment of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made at the discretion of the Board of Directors. Dividends will depend on taxable income, our financial condition, maintenance of REIT status and other factors as the Board of Directors deems relevant.

     No dividends will be paid or set apart for payment on shares of common stock unless full cumulative dividends have been paid on the Class B Preferred Stock. Dividends are payable on the Class B Preferred Stock quarterly at an amount per share equal to the greater of (1) $0.1225, which is 7% per annum, or
(2) the cash dividend, if any, declared on common stock, and are cumulative from the date of original issuance in March 1999. Since original issuance, we have been current on all dividends payable on the Class B Preferred Stock.

Common Stock

     Common stockholders are entitled to receive dividends when, as and if declared by our board of directors, out of legally available funds. In the case of the Class B Preferred Stock and in the event any future class or series of preferred stock is issued, dividends on any outstanding shares of preferred stock are required to be paid in full before payment of any dividends on the common stock. If we have a liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all of our assets available for distribution after payment of all our debts and other liabilities and the payment of all liquidation and other preference amounts to preferred stockholders then outstanding. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of common stock.

     Each holder of common stock is entitled to one vote per share with respect to all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights, if any, of any class or series of preferred stock that may be outstanding from time to time. Our charter and bylaws contain no restrictions on our repurchase of shares of the common stock. All the outstanding shares of common stock are, and additional shares of common stock will be, validly issued, fully paid and nonassessable.

Preferred Stock

     Subject to the terms of the outstanding Class B Preferred Stock, our board of directors is authorized to designate with respect to each class or series of preferred stock the number of shares in each such class or series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative, and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions if any, the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. If we offer preferred stock pursuant to this prospectus in the future, the applicable prospectus supplement will describe such terms, rights and preferences of the series of preferred stock being offered.

     Any preferred stock issued may rank prior to the common stock as to dividends and will rank prior to the common stock as to distributions in the event of our liquidation, dissolution or winding up. The ability of our board of directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of common stockholders. The shares of Class B Preferred Stock are, and any future shares of preferred stock will be, validly issued, fully paid and nonassessable.

Securities Warrants

     We may issue securities warrants for the purchase of common stock or preferred stock, respectively referred to as common stock warrants and preferred stock warrants. Securities warrants may be issued independently or together with any other securities offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of the securities warrants will be issued under a separate securities warrant agreement to be entered into by us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. Each issue of securities warrants will be evidenced by securities warrant certificates. The securities warrant agent will act solely as an agent of ours in connection with the securities warrants certificates and will not assume any obligation or relationship of agency or trust for or with any holder of securities warrant certificates or beneficial owners of securities warrants.

     If we offer securities warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such securities warrants, including the following, where applicable:

     .    the offering price;

     . the aggregate number of shares purchasable upon exercise of such securities warrants, and in the case of securities warrants for preferred stock, the designation, aggregate number and terms of the class or series of preferred stock purchasable upon exercise of such securities warrants;

     . the designation and terms of the securities with which such securities warrants are being offered, if any, and the number of such securities warrants being offered with each such security;

     . the date on and after which such securities warrants and any related securities will be transferable separately;

     . the number of shares of preferred stock or shares of common stock purchasable upon exercise of each of such securities warrant and the price at which such number of shares of preferred stock or common stock may be purchased upon such exercise;

     . the date on which the right to exercise such securities warrants shall commence and the expiration date on which such right shall expire;

     .    federal income tax considerations; and

     .    any other material terms of such securities warrants.

     Holders of future securities warrants, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of NovaStar Financial.

Stockholder Rights

     We may issue, as a dividend at no cost, stockholder rights to holders of record of our securities or any class or series thereof on the applicable record date. If stockholders rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities pursuant to the terms set forth in the applicable prospectus supplement.

     If stockholder rights are issued, the applicable prospectus supplement will describe the terms of such stockholder rights including the following where applicable:

     .    record date;

     .    subscription price;

     .    subscription agent;

     . aggregate number of shares of preferred stock or shares of common stock purchasable upon exercise of such stockholder rights and in the case of stockholder rights for preferred stock, the designation, aggregate number and terms of the class or series of preferred stock purchasable upon exercise of such stockholder rights;

     . the date on which the right to exercise such stockholder rights shall commence and the expiration date on which such right shall expire;

     .    federal income tax considerations; and

     .    and other material terms of such stockholder rights.

     In addition to the terms of the stockholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such stockholder rights who validly exercises all stockholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised stockholder rights issued to other holders, to the extent such stockholder rights have not been exercised.

     Holders of stockholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Redwood Trust, except to the extent described in the related prospectus supplement.

Restrictions on Ownership and Transfer and Repurchase of Shares

     Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the Code are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, which is the "50%/5 stockholder test", and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

     In order that we may meet these requirements at all times, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of capital stock or in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock. For this purpose, the term "ownership" is defined in accordance with the REIT provisions of the Code and the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

     For purposes of the 50%/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries. These Code provisions also attribute ownership of securities owned by family members and partners to other members of the same family. Further these Code provisions treat securities with respect to which a person has an option to purchase as actually owned by that person. Finally, the Code provisions set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions i.e., "reattribution". Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules. Accordingly, under some circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of our capital stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. We have greater than 100 shareholders of record.

     Under the constructive ownership provisions of Section 544 of the Code, a holder of a warrant will be treated as owning the number of shares of capital stock into which such warrant may be converted.

     Our charter further provides that if any transfer of shares of capital stock occurs which, if effective, would result in any person beneficially or constructively owning shares of capital stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of capital stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to the trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to our discovery that shares of common stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our Board of Directors, in their discretion, may waive these requirements on owning shares in excess of the ownership limitations.

     Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, e.g., in the case of a gift, devise or other such transaction, the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to NovaStar Financial, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust, or, in the case of a devise or gift, the market price at the time of such devise or gift and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to NovaStar Financial, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

     The term "market price" on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price for such shares on such date. The "closing price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares. In either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

     Every owner of more than 5% or such lower percentage as required by the Code or the regulations promulgated thereunder of all classes or series of our stock, within 30 days after the end of each taxable year, is required to give us written notice stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

     Subject to some limitations, our Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, our Board of Directors may waive the ownership limitations for and at the request of purchasers in this offering or subsequent purchasers.

     The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of capital stock.

Indemnification

     Our charter obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that

          . the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was a result of active and deliberate dishonesty;

          . the director or officer actually received an improper personal benefit in money, property or services; or

          . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

     Maryland law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision providing for elimination of the liability of our directors and officers to NovaStar Financial or our stockholders for money damages to the maximum extent permitted by Maryland law as amended or interpreted.

Business Acquisitions Statutes

     Under Maryland law, "business combinations", including a merger, consolidation, share exchange, or, in circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporations shares or an affiliate of the corporation which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, an "interested stockholder", or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution to the effect that the foregoing provisions of Maryland law shall not apply to any future business combination with any purchaser of units in the private placement, or an affiliate thereof, or to any other future business combination with NovaStar Financial. No assurance can be given that such provision will not be amended or eliminated at any point in the future with respect to business combinations not involving a purchaser of units.

Control Share Acquisitions

     Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     .    one-tenth or more but less than one third;

     .    one-third or more but less than a majority; or

     .    a majority or more of all voting power.

     "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having owned stockholder approval. A "control share acquisition" means, subject to exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

     A person who has made or proposes to make a "control share acquisition," upon satisfaction of conditions including an undertaking to pay expenses, may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the "control shares," except those for which voting rights have previously been approved, for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters rights do not apply in the context of "control share acquisitions."

     The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the articles of incorporation or bylaws of the corporation adopted prior to the acquisition of the shares. We have adopted a provision in our bylaws that exempts our shares of capital stock from application of the control share acquisition statute. No assurance can be given, however, that such bylaw provision may not be removed at any time by amendment of the bylaws.

Transfer Agent and Registrar

     UMB Bank N.A. is the transfer agent and registrar with respect to our securities.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax consequences that may be relevant to a prospective purchaser of securities. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor's particular circumstances or to special classes of investors, including insurance companies, tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to particular treatment under federal income tax laws.

     Each prospective purchaser of the securities is urged to consult with his or her own tax advisor regarding the specific consequences to him or her of the purchase, ownership and sale of the securities, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and the potential changes in applicable tax laws.

General

     The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor's purchase of the common stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation", at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.

     NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of tax counsel

     Jeffers, Shaff & Falk, LLP, tax and ERISA counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial, the private placement, our initial public offering, this offering and NovaStar Financial's election to be taxed as a REIT. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through September 30, 2001, the date of the unaudited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the balance of 2001 and in subsequent years. The opinion of tax counsel applies only to NovaStar Financial and its qualified REIT subsidiaries and not to NovaStar Mortgage and its subsidiaries, which operate as taxable entities. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of operations have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel's opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.

     This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

     .    a dealer or trader in securities;

     .    a financial institution;

     .    an insurance company;

     . a shareholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

     . a shareholder whose functional currency is not the United States dollar; or

     .    a tax-exempt organization or foreign taxpayer.

     The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders. We urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of federal income tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

     In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent NovaStar Financial would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

Qualification as a REIT

         To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.

     Ownership of Stock. For all taxable years after the first taxable year for which a REIT election is made, NovaStar Financial shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement, NovaStar Financial has had more than 100 shareholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, attribution of stock ownership rules apply. NovaStar Financial's charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as "transferable" for purposes of qualification as a REIT. NovaStar Financial has satisfied and intends to continue satisfying both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.

     Nature of Assets. On the last day of each calendar quarter at least 75% of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items, the "75% of assets test". NovaStar Financial expects that substantially all of its assets, other than qualified hedges and the stock of NFI Holding, will be "qualified REIT assets." Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in REMICs. NovaStar Financial has complied with the 75% of assets test for each quarter since inception of its REIT election. Qualified hedges generally are financial instruments that a REIT enters into or acquires to protect against interest rate risks on debt incurred to acquire qualified REIT assets.

     On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer's securities may not exceed 5% by value of total assets and NovaStar Financial may not own more than 10% of any one issuer's outstanding voting securities. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to not more than 25%, in the aggregate, by value of its portfolio, to not more than 5% by value as to any single issuer, and to not more than 10% of the voting stock and 10% of the value of the outstanding stock of any single issuer, collectively the "25% of assets limits". In addition, as of the last day of any calendar quarter, not more than 20% of the value of the assets of NovaStar Financial may be represented by the securities of one or more taxable REIT subsidiaries, such as NovaStar Holding. If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code. As of September 30, 2001, NovaStar Financial complied with the tests described in this paragraph.

     REITs may directly own the stock of taxable subsidiaries. As noted above, the value of the securities of all taxable subsidiaries of a REIT will be limited to no more than 20% of the total value of the REIT's assets. In addition, a REIT will be subject to a 100% penalty tax equal to any rents or charges that the REIT imposed on the taxable subsidiary in excess of the arm's length price for comparable services.

     When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75% of assets test and the source of income tests. If NovaStar Financial invests in a partnership, NovaStar Financial will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

     Sources of Income. NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.

     1. The 75% Test. At least 75% of gross income, the "75% of income test" for the taxable year must be derived from the following sources among others:

          . interest on, other than interest based in whole or in part on the income or profits of any person, and commitment fees to enter into, obligations secured by mortgages on real property;

          . gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business; and

          . income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property.

     The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75% of income test. As of September 30, 2001, NovaStar Financial complied with the 75% income test on an annualized basis.

     2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property, the "95% of income test". Income attributable to assets other than qualified REIT assets, such as income from or gain on the disposition of qualified hedges, dividends on stock including any dividends from a taxable affiliate, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% of income test only, and will not be qualified income for purposes of the 75% of income test. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95% or 75% of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of September 30, 2001, NovaStar Financial complied with the 95% income test on an annualized basis.

     For purposes of determining whether NovaStar Financial complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of property in which the seller is a dealer. A prohibited transaction does not include a sale of dealer property by a REIT for which the foreclosure property election is made. Net income from "prohibited transactions" is subject to a 100% tax.

     NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75% of income test and the 95% of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than hedging income from qualified REIT assets and from qualified hedges.

     Failure to satisfy one or both of the 75% or 95% of income tests for any year may result in either (a) a 100% tax on the greater of the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

     Distributions. NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to

     . 90% of its taxable income before deduction of dividends paid and excluding net capital gain, plus

     . 90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less ----

     .    any "excess noncash income."

     NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

     A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of

     .    85% of NovaStar Financial's "ordinary income,"

     .    95% of NovaStar Financial's capital gain net income, and

     .    income not distributed in earlier years.

     If NovaStar Financial fails to meet the 90% distribution test as a result of an adjustment to tax returns by the Internal Revenue Service, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax.

Taxation of NovaStar Financial

     In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis in each year.

     In addition, NovaStar Financial will also be subject to a tax of 100% of net income from any prohibited transaction and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.

     If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as foreclosure property. Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.

     NovaStar Financial securitizes mortgage loans and sells such mortgage loans through one or more taxable subsidiaries. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Such taxable affiliate will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.

     In addition, NovaStar Financial will be subject to a 100% penalty tax equal to any rent or other charges that it imposed on any taxable REIT subsidiary in excess of an arm's-length price for comparable services.

     NovaStar Financial will derive income from its taxable REIT subsidiaries by way of dividends. Such dividends are non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with NovaStar Financial's other non-real estate source income, such dividends must be limited to 25% of NovaStar Financial's gross income each year. NovaStar Financial will monitor the value of its investment in its taxable REIT subsidiaries and the amount of dividends received from such subsidiaries to ensure compliance with all applicable income and asset tests.

     NovaStar Financial's taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including NovaStar Financial, as dividend distributions.

     NovaStar Financial will also be subject to the nondeductible four percent excise tax discussed above if it fails to make timely dividend distributions for each calendar year. NovaStar Financial generally will declare its fourth regular annual dividend during the final quarter of the year and make such dividend distribution no later than thirty-one (31) days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on NovaStar Financial would reduce the amount of cash available for distribution to stockholders.

     As a publicly held corporation, NovaStar Financial will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year. The million dollar limit on deductibility is subject to certain exceptions, including the exception for "performance based compensation" meeting each of the following criteria:

     . the terms of the agreement must have been approved in advance of payment by the corporation's stockholders;

     . the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation; and

     . the performance based compensation payable to the employee must be based on objective performance criteria and the meeting of these criteria must have been certified by the compensation committee consisting of two or more outside directors.

     Based on certain representations of NovaStar Financial, tax counsel is of the opinion that it is more likely than not that the deduction for compensation to the officers under the agreements would not be disallowed under the million dollar limit.

Termination or Revocation of REIT Status

     The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the requirements described above. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

     . NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year;

     . inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

     . NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect.

     NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

     Failure to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which NovaStar Financial fails to qualify as a REIT would not be deductible by NovaStar Financial nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.

Taxation of the Company's Stockholders

     General. For any taxable year in which NovaStar Financial is treated as a REIT for federal income purposes, amounts distributed by NovaStar Financial to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by NovaStar Financial as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

     Distributions will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of NovaStar Financial.

     Any loss on the sale or exchange of shares of the stock held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

     If NovaStar Financial makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Any such distributions in excess of the tax basis will be taxable as gain realized from the sale of shares.

     NovaStar Financial, exclusive of its taxable affiliates, does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income to shareholders of the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a tax-exempt entity, the excess inclusion income is fully taxable as unrelated trade or business income as defined in
Section 512 of the Code. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders. Potential investors, and in particular tax exempt entities, are urged to consult with their tax advisors concerning this issue.

     NovaStar Financial will notify stockholders after the close of the taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

Redemption and Conversion of Preferred Stock

     Cash Redemption of Preferred Stock. A cash redemption of shares of the preferred stock will be treated under section 302 of the Code as a distribution taxable as a dividend, to the extent of NovaStar's current and accumulated earnings and profits, at ordinary income rates unless the redemption satisfies one of the tests set forth in the Code for treatment as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it (1) is "substantially disproportionate" with respect to the holder, (2) results in a "complete termination" of the holder's stock interest in NovaStar, or (3) is "not essentially equivalent to a dividend" with respect to the holder. In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in NovaStar, considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. In general, a non-prorata redemption of preferred stock from a shareholder who owns only preferred stock is treated as a sale or exchange and not a dividend. Nevertheless, because the determination as to whether any of the alternative tests for capital gain treatment as a redemption will be satisfied with respect to any particular holder of the preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the preferred stock are advised to consult their own tax advisors to determine such tax treatment.

     If a cash redemption of shares of the preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received, less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be able as a dividend to the extent of NovaStar's current and accumulated earnings and profits, and (2) the holder's adjusted basis in the shares of the preferred stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of the preferred stock have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

     If a redemption of shares of the preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of the preferred stock for tax purposes will be transferred to the holder's remaining shares of capital stock in NovaStar, if any. A redemption of shares of the preferred stock for shares of common stock will be treated as a conversion of the preferred stock into common stock.

     Conversion of Preferred Stock into Common Stock. In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of common stock. The basis that a holder will have for tax purposes in the shares of common stock received upon conversion will be equal to the adjusted basis for the holder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of common stock received would include the holding period for the shares of preferred stock converted. A holder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into common stock.

     Adjustments to Conversion Price. Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise may result in constructive distributions to the holders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to section 305 of the Code. If such a constructive distribution were to occur, a holder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

     Upon the exercise of a warrant, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such holder's warrant plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the holder held the warrant.

     Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder's tax basis in the warrant. Such a gain or loss will be long-term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

Taxation of Tax-Exempt Entities

     In general, a tax-exempt entity that is a stockholder of NovaStar Financial is not subject to tax on distributions. The Internal Revenue Service has ruled that amounts distributed by a REIT to an exempt employees' pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Tax counsel is of the opinion that indebtedness incurred by NovaStar Financial in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a stockholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the stock of NovaStar Financial, a portion of the dividends on such stock could be treated as unrelated trade or business income.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20), respectively, income from an investment in NovaStar Financial will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these "set aside" and reserve requirements.

Foreign Investors

     The preceding discussion does not address the federal income tax consequences to foreign investors, non-resident aliens and foreign corporations as defined in the Code, of an investment in NovaStar Financial. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of NovaStar Financial stock. Foreign investors should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of NovaStar Financial stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors at a flat rate of 30% unless reduced or eliminated by an income tax treaty between the United States and the foreign investor's country or unless the Shares are held in connection with the foreign investor's U.S. business. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with NovaStar Financial (or the appropriate withholding agent) in order to claim such treatment.

Recordkeeping Requirement

     A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares, e.g., if NovaStar Financial has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of outstanding shares of stock and if NovaStar Financial has 200 or fewer stockholders of record, from persons holding 1/2% or more of the stock, regarding their ownership of shares. NovaStar Financial must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. NovaStar Financial maintains the records and demand statements as required by these regulations.

Backup Withholding

     The Code imposes a modified form of "backup withholding" for payments of interest and dividends. This withholding applies only if a stockholder, among other things,

     . fails to furnish NovaStar Financial with a properly certified taxpayer identification number;

     .    fails properly to report interest or dividends from any source; or

     . under certain circumstances fails to provide NovaStar Financial or the stockholder's securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

     The backup withholding rate is 30.5% (30% for 2002 and 2003) of "reportable payments," which include dividends. Stockholders should consult their tax advisors as to the procedure for insuring that distributions to them will not be subject to backup withholding.

     NovaStar Financial will report to its stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

State and Local Taxes

     State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, prospective stockholders should consult their tax advisers concerning the state and local tax consequences of an investment in NovaStar Financial's stock.

ERISA Investors

     A fiduciary of a pension, profit-sharing plan, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, commonly called "ERISA," should consider

     . whether the ownership of NovaStar Financial's stock is in accordance with the documents and instruments governing the plan;

     . whether the ownership of NovaStar Financial's stock is consistent with the fiduciary's responsibilities and satisfies the requirements of
          Part 4 of Subtitle A of Title I of ERISA, if applicable, and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA;

     . the prohibitions under ERISA on improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets; and

     .    the need to value the assets of the plan annually.

     As to the "plan assets" issue noted in the third bullet point above in connection with preferred stock, the responsibility for "plan assets," in the case of a plan's investment in an equity interest of an entity, such as the preferred stock, which is a class of securities that are not publicly-offered securities, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that, in the context of NovaStar Financial, that equity participation in the preferred stock by plan investors is not "significant." Equity participation is not "significant" if the aggregate ownership by plans of any class of equity interests issued by NovaStar Financial is at all times less than 25%. NovaStar Financial has represented that it will not permit any of its Class B preferred stock to be sold to a plan if such sale would cause ownership by plans of such class of preferred stock to equal or exceed 25% until such time as such class of preferred stock is, in the opinion of tax counsel, a publicly offered security under ERISA. NovaStar Financial will use reasonable efforts to maintain the ownership interest in the preferred stock held by plan investors at a level below the 25% limit. NovaStar Financial will be able to reject a potential investor that would cause aggregate ownership by plans to equal or exceed 25% of any class of stock that is not a publicly-offered security, excluding from such class any shares held by certain affiliates of NovaStar.

     Based on certain representations of NovaStar Financial, tax and ERISA counsel is of the opinion that the common stock will qualify as "publicly offered securities" within the meaning of the regulations defining "plan assets" and therefore, in most circumstances, the common stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the common stock.

                              PLAN OF DISTRIBUTION

     We may sell securities to or through one or more underwriters or dealers for public offering and sale, to one or more investors directly or through agents, to existing holders of our securities directly through the issuance of stockholders rights as a dividend, or through any combination of these methods of sale. Any principal underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices). We may also sell our securities from time to time through one or more agents in ordinary brokers' transactions. Such sales may be effected during a series of one or more pricing periods at prices related to the prevailing market prices reported on the New York Stock Exchange, as shall be set forth in the applicable prospectus supplement.

     In connection with the sale of securities, underwriters or agents may receive compensation from us or from purchasers of securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concession or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any principal underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable prospectus supplement.

     Unless otherwise specified in the related prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any shares of common stock sold pursuant to a prospectus supplement will also be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any future class or series of securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a future class or series of securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the securities.

     In connection with the offering of securities hereby, underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions affected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

     The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose penalty bids under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter, or any selling group member participating in the offering, for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

     The underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification against civil liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to the underwriters and agents soliciting purchases of debt securities pursuant to contracts accepted by us.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of securities.

                                  LEGAL MATTERS

     The validity of the securities offered hereby and certain legal matters will be passed on for us by Tobin & Tobin, a professional corporation, San Francisco, California. Certain tax matters will be passed on by Jeffers, Shaff & Falk, LLP, Irvine, California.

                                     EXPERTS

     The consolidated financial statements of NovaStar Financial, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference facilities maintained by the Commission in Washington, D.C., New York, New York, and Chicago, Illinois.

Public Reference Room        New York Regional Office           Chicago Regional Office
450 Fifth Street, N.W.             233 Broadway            500 West Madison Street, Suite 1400
 Washington, DC 20549           New York, NY 10279                 Chicago, IL 60661

     Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

     We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information. You may request a free copy of any of the above filings by writing or calling:

                               Corporate Secretary
                           NovaStar Financial, Inc.
                         1901 West 47th Place, Suite 105
                               Westwood, KS 66205
                                 (913) 362-1090

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

     We have filed the documents listed below with the Commission under the Securities Exchange Act of 1934 (the "Exchange Act"), and these documents are incorporated herein by reference:

     .    Our Annual Report on Form 10-K for the year ended December 31, 2000;

     . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     . Our Current Reports on Form 8-K filed January 3, 2001 and July 31, 2001; and

     . The description of our common stock included in our registration statements on Form 8-A, as amended, under the Exchange Act.

     Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

     Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement. You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents unless the exhibits are specifically incorporated herein by reference in the documents that this prospectus incorporates by reference) without charge upon written or oral request to NovaStar Financial, Inc., 1901 West 47th Place, Suite 105, Westwood, Kansas 66205, telephone (913) 362-1090.

                                 [NOVASTAR LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The expenses to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:


   SEC Registration ..................................................  $ 23,900
   Legal Fees and Expenses ...........................................  $100,000
   Accounting Fees and Expenses ......................................  $ 75,000
   Blue Sky Qualification Fees and Expenses (including counsel fees)..  $ 15,000
   Printing Fees .....................................................  $100,000
   Transfer Agent and Registrar Fees .................................  $ 10,000
   Miscellaneous .....................................................  $ 51,100
                                                                        --------
             Total ...................................................  $375,000
                                                                        ========

Item 15. Indemnification of Officers and Directors.

         Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

         The law also provides for comparable indemnification for corporate officers and agents.

         The Registrant's Articles of Incorporation provide that our directors and officers shall, and our agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

         The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of our directors and officers to the corporation and our stockholders for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the liability of our directors and officers or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Item 16. Exhibits.

     1.1* Form of Underwriting Agreement, including forms of opinions related thereto

     5.1 Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)

     8.1 Opinion of Jeffers, Shaff & Falk, LLP, as to certain tax matters (including consent of such firm) 23.1 Consent of Tobin & Tobin (see
          Item 5.1 above)

     23.2 Consent of Jeffers, Shaff & Falk, LLP (see Item 8.1 above)

     23.3 Consent of KPMG LLP

     24.1 Power of Attorney (set forth on signature page)

     ------------------
     * Definitive exhibits with respect to specific issuances of securities covered by this Registration Statement will be filed by amendment or incorporated by reference from reports filed by us pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, at the time of issuance.

Item 17. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) That,

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on December 4, 2001.

                                             NOVASTAR FINANCIAL, INC.

                                             By:    /s/ Scott F. Hartman
                                                 -----------------------------
                                                        Scott F. Hartman
                                                   Chairman of the Board and
                                                    Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned Directors and Officers of NovaStar Financial, Inc., do hereby constitute and appoint Scott F. Hartman, W. Lance Anderson, Rodney E. Schwatken and Dennis R. Baginski, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities including his or her capacity as a director and/or officer of NovaStar Financial, Inc., to sign any and all amendments (including post-effective amendments) to this Shelf Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Shelf Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                  Signature                                         Title                           Date
                  ---------                                         -----                           ----

            /s/ Scott F. Hartman                     Chairman of the Board, Chief Executive    December 4, 2001
--------------------------------------------       Officer and Director (Principal Executive
                Scott F. Hartman                                    Officer)


            /s/ W. Lance Anderson                    President, Chief Operating Officer and    December 4, 2001
--------------------------------------------                        Director
                W. Lance Anderson

           /s/ Rodney E. Schwatken                 Vice President, Controller, Treasurer and   December 4, 2001
--------------------------------------------                       Secretary
               Rodney E. Schwatken                       (Principal Accounting Officer)


           /s/ Dennis R. Baginski                      Assistant Secretary and Assistant       December 4, 2001
--------------------------------------------                       Controller
               Dennis R. Baginski

          /s/  Gregory T. Barmore                                   Director                   December 4, 2001
--------------------------------------------
               Gregory T. Barmore

            /s/ Edward W. Mehrer                                    Director                   December 4, 2001
--------------------------------------------
                Edward W. Mehrer

            /s/ Art N. Burtscher                                    Director                   December 4, 2001
--------------------------------------------
                Art N. Burtscher

                                  EXHIBIT INDEX

1.1* Form of Underwriting Agreement, including forms of opinions related thereto
5.1 Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
8.1 Opinion of Jeffers, Shaff & Falk, LLP, as to certain tax matters (including consent of such firm)
23.1 Consent of Tobin & Tobin (see Item 5.1 above)
23.2 Consent of Jeffers, Shaff & Falk, LLP (see Item 8.1 above)
23.3 Consent of KPMG LLP
24.1 Power of Attorney (set forth on signature page)
     ---------------------------
     * Definitive exhibits with respect to specific issuances of securities covered by this Registration Statement will be filed by amendment or incorporated by reference from reports filed by us pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, at the time of issuance.